EXHIBIT 10.25

AGREEMENT AND GENERAL RELEASE
October 23, 2014

This Agreement and Release (this “Agreement”) is entered into knowingly and voluntarily by and between Libbey Inc., a Delaware corporation (“Libbey”), Libbey Glass Inc., a Delaware corporation (together with Libbey and any affiliates of Libbey, the “Company”) and Daniel P. Ibele (the “Executive”). The Company and the Executive are referred to each individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, pursuant to the Employment Agreement, dated October 31, 2011, between the Executive and the Company (the “Employment Agreement”), the Executive has been employed by the Company as Vice President, General Manager, U.S. and Canada (the “Executive Position”);
WHEREAS, the Executive desires to move on from the Company, but fully supports the Company’s business strategy and is willing to assist the Company in a transition role;
WHEREAS, the Executive’s employment with the Company in the Executive Position will terminate at the end of the day on March 31, 2015, or such earlier date on or after February 28, 2015 as mutually agreed to by the Parties (the “Executive Position Termination Date”);
WHEREAS, on the Executive Position Termination Date, the Executive will cease to serve in the Executive Position and will no longer have executive officer status;
WHEREAS, effective at the Executive Position Termination Date, and for a term of 12 consecutive months thereafter, the Executive shall remain employed by the Company as an active employee in the role of Strategic Consultant (the “Consulting Position”) on an ad-hoc, as-needed basis so that the Company may utilize the services of the Executive for general knowledge transfer;
WHEREAS, the Executive and the Company desire to establish the terms for an amicable separation of the Executive’s employment in the Executive Position on the Executive Position Termination Date, to establish the terms of the Executive’s employment in the Consulting Position, to facilitate an appropriate transition of the Executive’s responsibilities to the Company and to settle, through the Final Termination Date (as hereinafter defined), fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship; and
WHEREAS, the Company desires to offer the Executive the payments and benefits described herein in connection with the Executive’s termination of employment in the Executive Position and the Executive’s employment in the Consulting Position.
AGREEMENT
In consideration of the mutual promises and covenants set forth below, the sufficiency and receipt of which are hereby acknowledged, the Executive and the Company acknowledge and voluntarily agree as follows:
1.Recitals. The foregoing Recitals are incorporated into this Agreement by reference.
2.Termination, Severance Payments and Benefits. On the Executive Position Termination Date, the Employment Agreement shall be terminated and be superseded by this Agreement and the Executive’s employment in the Executive Position shall cease. Twelve months following the Executive Position Termination Date the Executive’s employment in the Consulting Position will terminate (the “Final Termination Date”). The Executive further agrees to execute any further documents required to effectuate such resignations as may be requested by the Company. As of the Executive Position Termination Date, the Executive shall be released from his duties in the Executive Position and will cease to have any authority to conduct business on behalf of the Company except as expressly authorized and approved in advance by the Company. The Executive will continue to receive his base salary of $15,496.72 per semi-monthly pay period and employee benefits for the Executive Position, in the ordinary course of business consistent with past practice, through the Executive Position Termination Date and will receive salary and benefits for the Consulting Position as detailed herein. All federal, state and local taxes will be withheld as required by law and appropriate deductions will be made for benefits provided below, pursuant to the Company’s normal policies and procedures. Subject to the covenants in Section 2, the Executive shall receive the following payments and benefits (collectively the “Separation Benefits”):
(a)Continuation of Employment. The Executive’s employment in the Consulting Position will begin on the Executive Position Termination Date and continue for 12 consecutive months thereafter on an as needed basis not to exceed 20 percent of the average level of a normal work week. The Parties agree that such services will generally be provided on such days, excluding weekends, and times during normal business hours that are mutually agreed to by the Parties. Travel requested by the Company will be limited to within the continental United States with a minimum of two weeks’ notice to the Executive. The Company may request services outside of normal business hours; provided, however, that failure of Executive to agree upon days and times of service outside of normal business hours or to agree to travel requested by the Company will not, alone, be considered a breach of his obligations under this Agreement.
(b)Deferred Compensation. The Company shall pay the Executive all cash compensation that the Executive has deferred under the Company’s Executive Deferred Compensation Plan, effective January 1, 2009, in accordance with Section 4(i).
(c)2014 Annual Incentive Pay. The Company shall pay the Executive annual incentive pay, using a personal multiplier of 100% and using an incentive target of $240,924.74, as earned by the Executive under and in accordance with the terms of the Company’s 2014 Senior Management Incentive Plan; such payment to be made in a single lump sum at such time as the Company disburses 2014 annual incentive pay to the Leadership Team, but in no event later than March 15, 2015.
(d)2015 Annual Incentive Pay. The Company shall pay the Executive annual incentive pay, using a personal multiplier of 100% and using an incentive target of $241,748.83, as earned by the Executive under and in accordance with the terms of the Company’s 2015 Senior Management Incentive Plan; such payment to be based on the full year 2015 and to be made in a single lump sum at such time as the Company disburses 2015 annual incentive pay to the Leadership Team, but in no event later than March 15, 2016.
(e)2016 Annual Incentive Pay. If the Final Termination Date occurs after December 31, 2015, the Company shall pay the Executive annual incentive pay, using a personal multiplier of 100%, as earned by the Executive under and in accordance with the terms of Company’s 2016 Senior Management Incentive Plan; such payment to be pro-rated based on an annualized incentive target of $241,748.83, based on the Executive’s eligible earnings from January 1, 2016, through the Final Termination Date and to be made in a single lump sum at such time as the Company disburses 2016 annual incentive pay to the Leadership Team, but in no event later than March 15, 2017.
(f)Vesting of Restricted Stock Units and Non-Qualified Stock Options. All of the Executive’s unvested restricted stock units (“RSUs”) and unvested non-qualified stock options (“NQSOs”) that are scheduled to vest within one year of the Final Termination Date shall be become fully vested upon the Final Termination Date. The NQSOs shall be exercisable for until the earlier of: (i) the third anniversary of the Executive Position Termination Date and (ii) the tenth anniversary of the NQSO grant date. The terms and conditions applicable to RSUs and NQSOs that have vested as of the Final Termination Date will not be impacted. Executive may establish a programmed plan of transactions in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
(g)LTIP Performance Cash Component. The Executive shall continue his current participation in the Libbey Inc. Long Term Incentive Plan (“LTIP”) performance cash component through the Final Termination Date. The Company shall make prorated payouts, if any and as earned in accordance with the terms of the LTIP, in a single lump sum at such time as the Company makes payments to other LTIP performance cash component participants in 2015 for the 2012-2014 performance period, 2016 for the 2013-2015 performance period, and 2017 for the 2014-2016 performance period, but in no event later than March 15 of each year. The Executive will not be awarded any additional RSUs or NQSOs and will not be enrolled in the LTIP performance components of the LTIP for any periods beginning after December 31, 2014.
(h)Salary. The Executive’s current semi-monthly salary of $15,496.72 will remain and continued to be paid through the Final Termination Date and shall continue to be administered through the Company’s payroll system via direct deposit.
(i)Benefits Extension. The Company shall maintain the Executive’s U.S.-based active executive medical, prescription drug, vision, dental and life insurance benefits for the Executive and his eligible dependents through the Final Termination Date, provided that the Executive continues to pay the employee portion of the costs for these continued benefits. Executive shall also remain covered by the Company’s business travel accident plan through the Final Termination Date.
(j)Vacation Pay. At the Final Termination Date, or upon death or permanent disability if earlier, the Executive shall be paid $35,761.66 in satisfaction of amounts owed by the Company for accrued vacation.
(k)Other Benefits. Until the Final Termination Date, the Executive will retain his eligibility for all other programs and benefits to which he would normally be entitled as an active employee, including, without limitation, eligibility to participate in the Company’s short-term and long-term disability plans, 401(k) plan, Executive Deferred Compensation Plan, Matching Gifts program and other general perquisites afforded to full-time salary employees generally, as well as the executive perquisites of an annual executive physical, tax preparation assistance and financial planning assistance. Executive will be reimbursed for travel and other business expenses in accordance with the Company’s policy and procedures.
(l)COBRA. The Company shall provide the Executive the opportunity to purchase eligible Benefits under the Consolidated Omnibus Budget Reconciliation ACT (COBRA). The Company shall provide the Executive with additional information and an enrollment form for COBRA on or before his healthcare benefits terminate on the Final Termination Date.
(m)Retiree Health Care and Life Insurance. The Executive is eligible for Retiree Health Care coverage and Retiree Life Insurance following the end of employment on the Final Termination Date.
(n)Indemnification. If the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as an officer, employee, agent or consultant of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).
(o)Death or Disability. If the Executive is unable to provide the services contemplated hereunder as a result of Executive’s death or disability prior to the Final Termination Date, the payment of salary under paragraph (h) through the Final Termination Date and a pro-rata portion of the incentive payments under paragraphs (c), (d), (e) and (g) hereunder shall be paid to Executive or the Executive’s estate and/or beneficiaries, as the case may be.
3.Covenants.
(a)Covenants of the Executive. The Executive’s eligibility to receive the Separation Benefits is conditioned on the Executive’s compliance with the following covenants (the “Covenants”) during the continuation of the Executive’s employment in the Executive Position and in the Consulting Position and for the 24 months period following the Final Termination Date (the “Covenant Term”), except that the covenants set forth in paragraphs (v) though (xi) will have no expiration. The Covenants shall apply in any country in which the Company conducts its business, which means the manufacture or sale of products directly or indirectly, including the manufacturing, marketing, sale, sourcing or distribution of glass tableware, ceramic or glass kitchenware or dinnerware, flatware or hollowware, in the foodservice industry, retail and business-to-business markets. Should the Executive violate any such Covenant, in addition to the remedies set forth in Section 3(c), the Company may, at any time and in its sole discretion, recover (i) all or any portion of the RSUs and NQSOs whose vesting was accelerated pursuant to this Agreement or (ii) cash equal to the gross proceeds received by the Executive if the common shares underlying such awards have been sold.
(i)Non-Interference with Customer Accounts. Without the prior written consent of the Company, which consent will not be unreasonably withheld, and except as necessary to perform services hereunder, the Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation or entity, contact or do business with any customer of the Company with respect to any product, business activity or service which is competitive with any product, business, activity or service of the type sold or provided by the Company.
(ii)Non-Competition. The Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business which operates, in competition with the Company and its affiliates, in the sale or manufacturing of the same type of products as sold or manufactured by the Company, including, without limitation, glass tableware, ceramic or glass kitchenware or dinnerware, flatware or hollowware, in the foodservice industry, retail and business-to-business markets, other than as a shareholder or beneficial owner owning five percent or less of the outstanding securities of a public company.
(iii)No Diversion. The Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) of which the Executive became aware as a result of his employment with the Company.
(iv)Non-Recruitment. The Executive acknowledges that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive shall not either for the Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any Officer or employee of the Company to leave his or her employment with the Company or to offer employment to any person who on or during the six-month period immediately preceding the date of such solicitation or offer was an employee of the

Company; provided, however, that this Section 3(a)(iv) shall not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise initiates contact for the purpose of seeking employment.
(v)Non-Disparagement. The Executive shall not induce or incite claims of discrimination, wrongful discharge or any other claims against the Company or any of its directors, officers, employees or equity holders, by any other persons, executives or entities, and the Executive shall not undertake any harassing or disparaging conduct directed at the Company or any of its directors, officers, employees or equity holders, other than such statements made as part of testimony compelled by law or legal process.
(vi)Confidentiality. The Executive shall treat all Confidential Information (as defined below) of the Company as confidential, even after Final Termination Date, and the Executive will not, without the Company’s prior written consent, disclose Confidential Information to any third party or use Confidential Information for the Executive’s personal benefit for as long as the Confidential Information is not generally available to the public. “Confidential Information” means information disclosed to the Executive, or known to the Executive, fully as a consequence of or through the Executive’s employment by the Company. Confidential Information includes, but is not limited to, information concerning customers, suppliers, employees, business methods, business plans, business strategy, technology, research, manufacturing methods or operations, business operations, sales, costs, prices, profits and procedures of the Company. The Executive shall reimburse the Company for the full amount of payments made or benefits received if the Executive discloses any Confidential Information, or otherwise engages in conduct that may adversely affect the Company’s reputation or business relations, and the Executive will remain liable for the actual damages associated with breaching this confidentiality clause.
(vii)Company Records. The Executive covenants and represents that at the Final Termination Date Executive will use his best efforts to return to the Company all of the Company’s property of any kind in the Executive’s possession or control or in the possession of the Executive’s agents and all copies thereof and documents based in any part thereon, or relating in any way thereto, including, but not limited to, notes, memoranda, brochures, compilations, analyses, studies, plans, lists, financial data, research and development materials, work in progress, technology, manuals, policies, tapes, electronic memory devices, keys, access or credit cards, and other physical property of any kind. Notwithstanding the foregoing, the Executive may keep archival copies of materials drafted or created by the Executive for his personal files, whether in hard copy or electronic format.
(viii)Cooperation. The executive shall cooperate with the Company in connection with prosecuting or defending any pending or forthcoming claims or lawsuits by any party against the Company or its Affiliates that may involve or relate to the Executive’s employment with the Company, or may involve any knowledge, duties, responsibilities or actions that the Executive may have had or taken in the course of his employment. The Company will reimburse the Executive for any reasonable and documented expenses incurred in connection with such efforts.
(ix)Disclosure. The Executive shall disclose promptly in writing to the Company all information, discoveries, improvements and inventions that may have been or may be made by the Executive as a result of or in conjunction with the Executive’s employment with the Company. The Executive shall assign all such information, discoveries, improvements and inventions to the Company and, at the Company’s request and expense, execute all patent applications and patents to the Company. If the Company does not want to obtain title to any particular invention, discovery or improvement and so advises the Executive in writing, then the Executive may consider the particular invention, discovery or improvement to be the Executive’s personal property, subject to the Company’s right to make, use, and practice it for their own uses and purposes.
(x)No Reinstatement. The Executive waives all right to recall, reinstatement or continued employment with the Company, and will not seek re-employment in any capacity in the future with the Company or its Affiliates beyond the Final Termination Date. Any violation of this covenant will, in and of itself, constitute a legitimate and non-discriminatory rejection of any such application for re-employment and will act as a denial of employment.
(xi)Secondary Release. The Executive agrees to execute and enter into an agreement with terms substantially similar to those set forth in Section 6 to release claims for the period of time from the date of this Agreement through the Final Termination Date.
(b)Covenants of the Company.
(i)Non-Disparagement. The Company covenants and agrees that neither the Company nor any of its officers, directors, or the officers or directors of its affiliates, shall undertake any harassing or disparaging conduct directed at the Executive, other than such statements made as part of testimony compelled by law or legal process.
(ii)Response to Inquiries. To the extent inquiries regarding the Executive’s employment are directed to the Company, the Company shall indicate that the Executive’s employment ended as a result of the Executive’s retirement.
(c)Covenant Remedies. The Parties acknowledge that should either Party violate any of the Covenants, it would be difficult to determine the resulting damages to the other Party and, in addition to any other remedies it may have, the non-

breaching Party shall be entitled to (i) temporary injunctive relief without being required to post a bond, (ii) permanent injunctive relief without the necessity of proving actual damage and (iii) suspension of all benefits otherwise payable to or for the account of the Executive, provided, however, that if it shall subsequently be determined by an arbitrator or a court of competent jurisdiction that the Executive did not violate such Covenant, all payments previously suspended shall be paid in full. The Party that is determined to have violated a Covenant shall be liable to pay all costs including reasonable attorneys' fees which the other Party may incur in enforcing or defending, to any extent, the Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by such Party, where the Party succeeds in enforcing any part of these Covenants. Each Party may elect to seek one or more of these remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case does not restrict a Party from seeking any remedies in another situation. Such action by a Party shall not constitute a waiver of any of its rights.
(d)Severability and Modification of any Unenforceable Covenant. If any term, provision or condition of the Covenants is held to be invalid, void or unenforceable as written, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the affected Covenant or Covenants shall be construed, to the greatest extent possible, as modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such Covenant necessary to make it valid and enforceable shall be deemed to be a part thereof.
(e)Tolling. If the Executive breaches any Covenant, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of the Executive's compliance with such Covenant. This Section shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this Section applies.
4.Acknowledgments of the Parties. The Parties acknowledge:
(a)each has had a reasonable opportunity to review and consider the terms of this Agreement for a period of at least 21 days;
(b)each understands, and has had the opportunity to receive counsel regarding, their respective rights and liabilities under this Agreement;
(c)to the extent the Executive has taken less than 21 days to consider this Agreement, the Executive acknowledges that the Executive has had sufficient time to consider this Agreement and to consult with counsel and the Executive does not desire any additional time to consider this Agreement;
(d)that the Executive is receiving payment and other consideration to which the Executive would not otherwise be entitled;
(e)as set forth in the releases, the Executive waives all claims against the Libbey Releasees (as defined in Section 6) that have accrued as of the date of execution of this Agreement or that are based on actions or inactions prior to the date of this Agreement by the Libbey Releasees, even if they result in claims that accrue later, but such releases do not affect any claims that may arise in the future based on actions or inactions after the date of this Agreement;
(f)this Agreement does not constitute an admission of any wrongful, illegal, discriminatory or improper conduct, policy or practice, rather the parties have entered into this Agreement solely for the purpose of amicably resolving all potential claims without incurring the costs of future litigation;
(g)the Executive may revoke this Agreement within seven calendar days of signing it by delivering a notice of revocation to the Vice President of Human Resources, Libbey Inc., 300 Madison Avenue, Toledo, Ohio 43699-0060. For the revocation to be effective, written notice must be received no later than the close of business on the 7th day after the Executive signs this Agreement. If the Executive revokes this Agreement, then this Agreement will not be effective or enforceable, and the Executive will not receive the Separation Benefits;
(h)the payment of accrued but not yet paid salary, payment for accrued but not yet used vacation time, and other legal rights in Executive’s favor, including but not limited to COBRA rights, are NOT contingent upon Executive entering into this Agreement and must be paid to Executive and COBRA notice must be provided to Executive regardless of whether Executive executes this agreement or not; and
(i)The Parties acknowledge that although the Executive shall remain actively employed following the Executive Position Termination Date, he shall incur a “separation from service,” within the meaning of Section 409A of the Code (“Section 409A”), no later than the Executive Position Termination Date. Notwithstanding anything in this Agreement to the contrary, if Executive is considered a “specified employee” (as defined in Section 409A), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on the Executive under Section 409A, be delayed for six months after Executive’s “separation from service” within the meaning of Section 409A, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period. If Executive dies during the six-month postponement period prior to the payment of such accumulated amounts, the payments which are deferred on account of Section 409A shall be paid to the personal representative of Executive’s estate within 60 calendar days after the date of Executive’s death. For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent applicable, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
5.Additional Terms.
(a)At any time between the Executive Position Termination Date and the Final Termination Date, upon the written request of the Executive, the Company shall provide professional outplacement/career transition services to the Executive.
(b)The Executive, on the one hand, and the Company, on the other hand, shall not sue the other Party, for any claims released in this Agreement. In the event any Party breaches this obligation, the non-breaching party shall be entitled to recover its reasonable attorneys’ fees and costs, from the breaching Party.
(c)Executive shall be reimbursed for reasonable attorneys’ fees associated with the review and execution of this Agreement, not to exceed the gross amount of $10,000.00.
(d)For the duration of the Consulting Position, Executive shall be provided with standard company-issue computer and mobile communications equipment and shall retain his Company e-mail address.
(e)The internal announcement announcing this Agreement is attached as an Addendum to this Agreement.
(f)This Agreement will be binding upon and accrue to the benefit of each Party, and as applicable its or his: heirs, executors, assigns, officers, directors, employees, parent companies, affiliate entities, shareholders, members, managers, successors or purchasers in interest.
(g)The provisions of this Agreement will be governed by and construed according to the laws of the State of Ohio. Any proceeding arising between the Executive and the Company under this Agreement, to the extent permitted by law, will be heard in the state or federal court, as applicable, situated in Toledo, Ohio. If any part of this Agreement is held to be unenforceable for any reason (including but not limited to any conflict with superseding federal or state law), all other parts nevertheless remain enforceable, and this Agreement will be construed and enforced as if the unenforceable provision had never been included.
(h)In the event of a breach of this Agreement by any Party, the prevailing Party in any action to enforce the non-breaching Party’s rights will be entitled to recover all costs and expenses, including reasonable attorneys’ fees, from the non-prevailing Party or Parties.
(i)Each of the rights and remedies set forth in this Agreement will be independent of the others, and will be in addition to, and not in lieu of, any other rights and remedies available to any Party under law or equity.
(j)This Agreement is the entire agreement between the Parties and supersedes all other prior agreements and understandings between the Parties, if any, with respect to the subject matter hereof. No representation, promise, inducement or statement of intention has been made to the Executive that is not embodied in this Agreement. The Company is not bound by, or liable for, any alleged representation, promise, inducement or statement of intention not in this Agreement. This Agreement may not be terminated or modified except by writing signed by all parties and is binding on the parties, their heirs, legal representatives, successors and assigns.
(k)This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute but one and the same instrument; copies (whether facsimile, PDF or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as originals.
6.Releases.
(a)The Executive, on his own behalf and on behalf of his representatives and beneficiaries, and all other persons claiming under or through the Executive, unconditionally releases and discharges the Company, and its predecessors, corporate affiliates, parents, subsidiaries, divisions, predecessors, successors, and assigns, and any related entities, and all of their former and current officers, directors, shareholders, partners, employees, accountants, attorneys and agents in both their individual and representative capacities (collectively the “Libbey Releasees”) from any and all claims, demands, grievances, liabilities, obligations, promises, agreements, controversies, actions, causes of action, suits, rights, damages, costs, losses, debts, charges, or expenses of any kind, that the Executive may have against the Libbey Releasees, asserted or unasserted, directly or indirectly, whether known or unknown, whether based in contract, tort or otherwise, foreseeable and unforeseeable, arising out of, or related in any way to, the Executive’s employment or the Executive’s separation from employment, including but not limited to any and all claims arising under any Federal, State, or Local statute, rule, or ordinance, including but not limited to: Title VII of the Civil Rights Act of 1964 as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act of 2008, § 4123.90 of the Ohio Workers’ Compensation Act and claims under any and all other applicable local, state, and federal statues prohibiting employment discrimination, as well as any claims for unpaid wages, bonuses or benefits, breach of contract (whether express or implied), promissory estoppel, defamation, retaliation, and/or wrongful discharge, claims under the Employee Retirement Income Security Act and/or the Fair Labor Standards Act and claims under any and all other federal, state or local laws, ordinances and common law, including, but not limited to, any and all claims for attorneys’ fees. This Agreement includes, but is not limited to, claims relating to the Executive’s employment and separation from employment, but does not apply to any claim that arises from an act or omission occurring subsequent to the execution of this Agreement. This Agreement does not include claims that cannot be released as a matter of law.
(b)The Executive specifically waives any claims the Executive has or may have against the Company under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act or any other similar law, except for any rights or claims that arise after the date of this Agreement. Executive understands that (i) he has been offered 21 days to review and consider this Agreement before signing; (ii) he may use as much of this 21-day period as needed before signing; and (iii) if he signs this Agreement before the 21-day period expires, then he waives the remainder of the 21-day period for consideration. The Executive acknowledges (i) that he has consulted with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
(c)The Executive has not and will not assign or transfer any claim that is released by this Agreement, and will not file any claims, complaints, charges or lawsuits with any local, state or federal agency asserting individual damages or asserting any claims that are released by this Agreement. The Executive shall permanently withdraw, with prejudice, all released claims, if any, that he has already filed based on the released claims. If the Executive breaches this Agreement and files a legal action based upon claims with respect to which the Executive has released the Libbey Releasees, then upon the filing of any such claim, complaint, charge or lawsuit by the Executive, (i) the Company may cease to make any payment, or to provide any benefit, contemplated by this Agreement, (ii) the Executive will pay for all costs incurred by the Libbey Releasees in defending such an action, including reasonable attorneys’ fees, and (iii) the Executive shall immediately tender to the Company all payments the Executive previously received under this Agreement.
(d)The Parties acknowledges that they fully understand and agree that this Agreement may be pled by the Libbey Releasees (or any of them) as a complete defense to any claim or entitlement that may be asserted in any suit, claim or proceeding against the Libbey Releasees concerning any matter relating in any way to the Executive’s employment with the Company or separation from employment.
(e)Specifically excluded from this release are the rights and obligations of the Parties provided for or expressly affirmed in this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE COMPANY

LIBBEY INC.

By:	/s/ Stephanie A. Streeter
Name:	Stephanie A. Streeter
Title:	Chief Executive Officer

LIBBEY GLASS INC.

By:	/s/ Stephanie A. Streeter
Name:	Stephanie A. Streeter
Title:	Chief Executive Officer

THE EXECUTIVE

/s/ Daniel P. Ibele
Daniel P. Ibele